                                                                     Exhibit 2.5


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of May ___, 1997 by and between Jaycor Emerging Technologies, Inc., a California corporation ("JETI"), and Jaymark, Inc., a Delaware corporation ("Jaymark").

                                   WITNESSETH:

     WHEREAS, Jaymark is a corporation duly organized and validly existing under the laws of the State of Delaware;

     WHEREAS, JETI is a corporation duly organized and validly existing under the laws of the State of California;

     WHEREAS, on the date of this Merger Agreement, Jaymark has authority to issue one thousand (1,000) shares of Common Stock, par value One-Tenth of One Cent ($0.001) per share (the "Jaymark Common Stock"), of which one hundred (100) shares are issued and outstanding and owned by JETI;

     WHEREAS, on the date of this Merger Agreement, JETI has authority to issue twelve million (12,000,000) shares of Common Stock (the "JETI Common Stock"), of which three million one hundred two thousand seven hundred seventy (3,102,770) shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors for Jaymark and JETI have determined that, for the purpose of effecting the reincorporation of JETI in the State of Delaware, it is advisable and to the advantage of said two corporations and their respective shareholders that JETI merge with and into Jaymark upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of Jaymark and JETI, the shareholders of JETI, and the sole stockholder of Jaymark have adopted and approved this Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, JETI and Jaymark hereby agree to merge as follows:

     1. Merger. JETI shall be merged with and into Jaymark, and Jaymark shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

     2. Governing Documents. The Certificate of Incorporation of Jaymark shall be amended to read in full as follows:

     FIRST: The name of the Corporation is Jaymark, Inc. (hereinafter sometimes referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. Classes of Stock. The total number of shares which the Corporation is authorized to issue is sixteen million (16,000,000) shares of common stock, One-Tenth of One Cent ($0.001) par value per share ("the Common Stock").

     B. Rights, Preferences and Restrictions of the Common Stock. The Common Stock authorized by this Certificate of Incorporation may be issued from time to time in two (2) classes. The first class of Common Stock shall be designated "Class A Common Stock," which class shall consist of twelve million (12,000,000) shares. The second class of Common Stock shall be designated "Class B Common Stock", which class shall consist of four million (4,000,000) shares and shall be issued in five series, the first of which shall be designated "Series B-1 Common Stock," which series shall consist of eight hundred thousand (800,000) shares. The second series of Class B Common Stock shall be designated "Series B-2 Common Stock," which series shall consist of eight hundred thousand (800,000) shares. The third series of Class B Common Stock shall be designated "Series B-3 Common Stock," which series shall consist of eight hundred thousand (800,000) shares. The fourth series of Class B Common Stock shall be designated "Series B-4 Common Stock," which series shall consist of eight hundred thousand (800,000) shares. The fifth series of Class B Common Stock shall be designated "Series B-5 Common Stock," which series shall consist of eight hundred thousand (800,000) shares. The relative rights, preferences, privileges and restrictions granted to or imposed upon the shares of the Class A Common Stock, the Series B-1 Common Stock, the Series B-2 Common Stock, the Series B-3 Common Stock, the Series B-4 Common Stock and the Series B-5 Common Stock (collectively, the "Common Stock") are as follows:

             1. Dividend Provisions. The holders of shares of the Common Stock shall be entitled to dividends out of funds legally available therefor, when and as declared by the Board of Directors. Dividends shall be nonmandatory and noncumulative, and no undeclared or unpaid dividend shall bear interest.

             2. Liquidation Preference.

                    (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, all assets and funds of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata on the basis of the number of shares of Class A Common Stock outstanding and issuable upon conversion of such Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock held by such holder (as adjusted for stock splits, stock dividends, recapitalizations, and the like, plus any declared but unpaid dividends on such shares).

                    (b) A consolidation or merger of this Corporation with or
             into any other corporation or corporations pursuant to which more than fifty percent (50%) of the voting power of the Corporation is transferred to third parties, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a result of the Corporation's issuance of voting securities), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

             3. Conversion. The holders of the Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock shall have conversion rights as follows (the "Conversion Rights"):

                    (a) Automatic Conversion.

                            (i) Each outstanding share of Series B-1 Common
             Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations, and the like) immediately upon the date of consummation (the "B-1 Conversion Date") of the Corporation's sale of its Class A Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, ("Securities Act") (the "Initial Public Offering"). Each outstanding share of Series B-2 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations, and the like) immediately upon the first anniversary of the consummation of the Initial Public Offering (the "B-2 Conversion Date"). Each outstanding share of Series B-3 Common Stock shall automatically be converted into fully paid and nonassessable shares of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations, and the like) immediately upon the second anniversary of the consummation of the Initial Public Offering (the "B-3 Conversion Date"). Each outstanding share of Series B-4 Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations, and the like) immediately upon the third anniversary of the consummation of the Initial Public Offering (the "B-4 Conversion Date"). Each outstanding share of Series B-5 Common Stock shall automatically be converted into one
             (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations, and the like) immediately upon the fourth anniversary of the consummation of the Initial Public Offering (the "B-5 Conversion Date"). In the event that the Initial Public Offering has not been consummated by December 31, 1997, (the "Class B Conversion Date"), then each outstanding share of each series of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to reflect subsequent stock dividends, stock splits, recapitalizations and the like) on such date.

                    (b) Mechanics of Conversion. Conversion of the Series B-1
             Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock in accordance with Section C.3(a)(i) of this Article Fourth shall be automatic, and (i) on and after the B-1 Conversion Date, all of the outstanding certificates which prior to that time represented shares of Series B-1 Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of B-1 Common Stock have been converted, (ii) on and after the B-2 Conversion Date, all of the outstanding certificates which prior to that time represented shares of Series B-2 Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of Series B-2 Conversion Stock have been converted, (iii) on and after the B-3 Conversion Date, all of the outstanding certificates which prior to that time represented shares of Series B-3 Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of Series B-3 Common Stock have been converted, (iv) on and after the B-4 Conversion Date, all of the outstanding certificates which prior to that time represented shares of Series B-4 Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of Series B-4 Common Stock have been converted, (v) on and after the B-5 Conversion Date, all of the outstanding certificates which prior to that time represented shares of Series B-5 Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of Series B-5 Common Stock have been converted, and (vi) on and after the Class B Conversion Date, in the event that the Initial Public Offering has not been consummated by such date, all outstanding certificates which prior to that time represented shares of any series of Class B Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Class A Common Stock into which the shares of Class B Common Stock have been converted.

                    (c) No Fractional Shares and Certificate as to Adjustments.


                            (i) No fractional shares shall be issued upon
             conversion of the Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock or Series B-5 Common Stock, and the number of shares of Class A Common Stock to be issued upon such conversion shall be rounded to the nearest whole share.

                    (d) Notices of Record Date. In the event of any taking by
             this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Common Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                    (e) Reservation of Stock Issuable Upon Conversion. This
             Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock and Series B-5 Common Stock, in addition to such other remedies as shall be available to the holder of such stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes.

                    (f) Notices. Any notice required by the provisions of this
             Certificate of Incorporation to be given to the holders of shares of Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock, or Series B-5 Common Stock shall be addressed to each holder of record at his address appearing on the books of this Corporation and shall be deemed given (i), if sent by mail, three (3) days after deposit in the United States mail, first class postage prepaid, and, (ii), if sent by messenger or courier, three (3) days after delivery to the messenger or courier, or upon receipt by such holder, if earlier.

             5. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each share of Class A Common Stock outstanding or each share of Class A Common Stock into which such share of Series B-1 Common Stock, Series B-2 Common Stock, Series B-3 Common Stock, Series B-4 Common Stock or Series B-5 Common Stock would be converted on the applicable Conversion Date (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share) held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of this Corporation (the "Bylaws"), and shall be entitled to vote, together with holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this certificate of incorporation or the By-laws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. On and after the consummation of the Initial Public Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     SIXTH:

     A. The number of directors shall initially be set at six (6) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). A vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled at a special meeting of the stockholders held for that purpose.

     B. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     C. Any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     SEVENTH:The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws. Any adoption, amendment or repeal of By-laws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the By-laws; provided, however, that any adoption, amendment or repeal of By-laws of the Corporation by the stockholders without the prior approval of the Board of Directors shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this certificate of incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     EIGHTH: To the fullest extent permitted by the Delaware General Corporation
             Law, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for any breach of a fiduciary duty as a director.

             If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

     The Certificate of Incorporation of Jaymark, as amended herein, shall continue to be the Certificate of Incorporation of Jaymark as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The by-laws of Jaymark, in effect on the Effective Date, shall continue to be the by-laws of Jaymark as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     TENTH   The name and mailing address of the incorporator of Jaymark is:

                              David R. Young, Esq.
                          Gary Cary Ware & Freidenrich
                        4365 Executive Drive, Suite 1600
                           San Diego, California 92121

     3. Directors. The directors of JETI shall become the directors of Jaymark upon the Effective Date and the members of any committee of the board of directors of JETI shall become the members of such committees for Jaymark.


     4. Succession. On the Effective Date, Jaymark shall succeed to JETI in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

     5. Further Assurances. From time to time, as and when required by Jaymark or by its successors and assigns, there shall be executed and delivered on behalf of JETI such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Jaymark the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of JETI, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Jaymark are fully authorized in the name and on behalf of JETI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. Stock of JETI.

          a. Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each five (5) shares of JETI Common Stock outstanding immediately prior thereto shall be changed and converted into three (3) fully paid and nonassessable shares of Jaymark Common Stock, of which one-fifth (1/5) will be Series B-1 Common Stock, one-fifth (1/5) will be Series B-2 Common Stock, one-fifth (1/5) will be Series B-3 Common Stock, one-fifth (1/5) will be Series B-4 Common Stock and one-fifth (1/5) will be Series B-5 Common Stock. In the event that the outstanding shares represented by a stock certificate do not divide evenly among such five series, the fractional portions thereof shall become shares of Series B-5 Common Stock.

          b. Fractional Shares. No fractional shares which a Jaymark stockholder would otherwise be entitled to receive by reason of the exchange of JETI stock for Jaymark stock shall be issued, and the number of shares of Jaymark Common Stock shall be rounded to the nearest whole share.

     7. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of JETI capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Jaymark Common stock into which the shares of JETI capital stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Jaymark or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Jaymark or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Jaymark stock evidenced by such outstanding certificate as above provided.

     8. Options. Upon the Effective Date, each outstanding option, warrant or other right to purchase five (5) shares of JETI stock, including those options granted and outstanding under the 1980 Stock Option Plan, the 1990 Incentive Stock Option Plan, the 1991 Stock Option Plan, the 1996 Stock Option Plan, the 1997 Outside Directors Stock Option Plan, the Employee Stock Ownership Plan and the 1997 Employee Stock Purchase Plan (collectively, the "Plans") of JETI, shall be converted into and become an option, warrant, or right to purchase three (3) shares of Jaymark Class B Common Stock (rounded to the nearest whole share) at a price per share equal to one hundred sixty-six and two-thirds percent (166 2/3%) of the exercise price of the option, warrant or right to purchase JETI Common Stock, and upon the same terms and subject to the same conditions as set forth in such plan and other agreements entered into by JETI pertaining to such options, warrants, or rights. Upon the exercise of an option, warrant or right to purchase Class B Common Stock, the shares so issued shall be comprised of (a) one-fifth (1/5) of Series B-1 Common Stock, one-fifth (1/5) of Series B-2 Common Stock, one-fifth (1/5) of Series B-3 Common Stock, one-fifth (1/5) of Series B-4 Common Stock and one-fifth (1/5) of Series B-5 Common Stock; provided, however, that if on the date of exercise a series of Class B Common Stock has been earlier converted pursuant to Article Fourth, Section C, 3, then the holder shall receive the number of shares of Series A Common Stock into which such series of Class B Common Stock had been converted. A number of shares of Jaymark Common Stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of JETI stock so reserved as of the Effective Date. As of the Effective Date, Jaymark shall assume all obligations of JETI under agreements pertaining to such options, warrants, and rights, including the Plans, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

     9. Other Employee Benefit Plans. As of the Effective Date, Jaymark hereby assumes all obligations of JETI under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     10. Outstanding Common Stock of Jaymark. Forthwith upon the Effective Date, the one hundred (100) shares of Jaymark Common Stock presently issued and outstanding in the name of JETI shall be canceled and retired and resume the status of authorized and unissued shares of Jaymark Common Stock, and no shares of Jaymark Common Stock or other securities of Jaymark shall be issued in respect thereof.

     11. Covenants of Jaymark. Jaymark covenants and agrees that it will, on or before the Effective Date:

          a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which JETI is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of Jaymark. In connection therewith, Jaymark shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

          b. File any and all documents with the California Franchise Tax Board necessary to the assumption by Jaymark of all of the franchise tax liabilities of JETI.

     12. Amendment. At any time before or after approval and adoption by the stockholders of JETI, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective boards of directors of Jaymark and JETI to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     13. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the board of directors of either JETI or Jaymark or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Jaymark and the stockholders of JETI.

     14. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the respective board of directors of JETI and Jaymark, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                       JAYMARK:

                                       JAYMARK, INC.,
                                       a Delaware corporation



                                       By:________________________________
                                          Eric P. Wenaas, President


                                       ATTEST:


                                       ___________________________________
                                       Dorothy K. Bidwell , Secretary


                                       JETI:

                                       JAYCOR EMERGING
                                       TECHNOLOGIES, INC.,
                                       a California corporation



                                       By:________________________________
                                          Eric P. Wenaas, President


                                       ATTEST:


                                       ___________________________________
                                       Dorothy K. Bidwell, Secretary